Amended and Restated Final Term Sheet[1] (To Prospectus dated July 31, 2009 and Preliminary Prospectus Supplement Dated October 20, 2011)	Filed pursuant to Rule 433 Registration No. 333-160964

$500,000,000

$250,000,000 4.375% Notes due 2021

$250,000,000 5.75% Notes due 2040

Amended and Restated Final Term Sheet1

October 24, 2011

Issuer:		Sonoco Products Company

Long-term Debt Ratings*:		Baa2/BBB+

Type of Offering:		SEC Registered (no. 333-160964)

Trade Date:		October 20, 2011

Settlement Date (T+8):		November 1, 2011

Joint Book-Running Managers:		Merrill Lynch, Pierce, Fenner & Smith Incorporated J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:		Deutsche Bank Securities Inc. Mitsubishi UFJ Securities (USA), Inc. U.S. Bancorp Investments, Inc. TD Securities (USA) LLC

Title of Securities:	4.375% Notes due 2021	5.75% Notes due 2040

Aggregate Principal Amount Offered:	$250,000,000	$250,000,000

Further Issuance:	N/A

The notes offered hereby (the “New Notes”) constitute a further issuance of the 5.75% Notes due 2040, of which $350,000,000 principal amount was issued on November 1, 2010 (the “Old Notes” and, together with the New Notes, the “2040 Notes”). The New Notes will form a single series with the Old Notes and will have the same terms other than the issue date, the public offering price and the first interest payment date. Immediately upon settlement, the New Notes offered hereby will have the same CUSIP number and will trade interchangeably with the Old Notes. Upon completion of this offering, an aggregate $600,000,000 of 5.75% Notes due 2040 will be outstanding.

[1]	This Amended and Restated Term Sheet amends and restates and supersedes the Final Term Sheet related hereto dated October 20, 2011 in its entirety.

Maturity Date:	November 1, 2021	November 1, 2040

Interest Payment Dates:	Semi-annually on May 1 and November 1, beginning on May 1, 2012.	Semi-annually on May 1 and November 1, beginning on May 1, 2012.

Make-Whole Call:	Make-whole at T + 35 bps (before three months prior to the Maturity Date of the 2021 Notes)	Make-whole at T + 30 bps (before six months prior to the Maturity Date of the 2040 Notes)

Par Call:	At any time on or after the date that is three months prior to the Maturity Date of the 2021 Notes, the 2021 Notes will be redeemable in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the 2021 Notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption.

At any time on or after the date that is six months prior to the Maturity Date of the 2040 Notes, the 2040 Notes will be redeemable in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the 2040 Notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption.

Special Mandatory Redemption:	If the Issuer does not consummate the acquisition of Tegrant Holding Corp. on or prior to March 31, 2012, or the related Stock Purchase Agreement is terminated on or prior to March 31, 2012, the Issuer must redeem all of the 2021 Notes at a redemption price equal to 101% of the aggregate principal amount of the 2021 Notes, plus accrued and unpaid interest, if any, from the date of the initial issuance to, but not including, the special mandatory redemption date.	N/A

Coupon (Interest Rate):	4.375% per annum	5.75% per annum

Price to Public (Issue Price):	99.543% of principal amount	101.649% of principal amount

Yield to Maturity:	4.432%	5.633%

Benchmark Treasury:	2.125% UST due August 15, 2021	4.375% UST due May 15, 2041

Benchmark Treasury Price and Yield:	99-16; 2.182%	122-23+; 3.183%

Spread to Benchmark Treasury:	2.25% (225 basis points)	2.45% (245 basis points)

CUSIP Number:	835495 AK8	835495 AJ 1

ISIN Number:	US835495AK80	US835495AJ18

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in this offering can arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or dg.prospectus_requests@baml.com; by calling J.P. Morgan Securities LLC collect at (212) 834-4533; or by calling or e-mailing Wells Fargo Securities, LLC toll-free at (800) 326-5897 or cmclientsupport@wellsfargo.com.

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